EXHIBIT 5.1

[LOGO OF GORSUCH KIRGIS LLP]

September 5, 2002

Board of Directors
VCG Holding Corp.
1601 W. Evans, Suite 200
Denver, Colorado 80223

Re:    VCG Holding Corp. Registration Statement on Form SB-2

Gentlemen:

We have acted as counsel to VCG Holding Corp., a Colorado corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the Company’s registration statement on Form SB-2 (the “Registration Statement”).

The Registration Statement relates to the registration under the Act of: (i) 5,726,428 shares of the Company’s common stock (“Common Stock”) offered by selling security holders for their own accounts, (ii) 4,060,000 shares of Common Stock offered by the Company in connection with anticipated business combination transactions and (iii) 700,000 shares of Common Stock reserved for issuance under the Company’s Stock Option and Bonus Plan (collectively, the “Securities”).

In rendering this opinion, we have reviewed (i) the Registration Statement and exhibits thereto, (ii) a copy of the Company’s articles of incorporation and bylaws, each as amended to date, (iii) certain records of the Company’s corporate proceedings as reflected in its minute book and (iv) such statutes, records and other documents as we have deemed relevant. In rendering this opinion, we also have assumed (i) the genuineness, legal capacity and authority of all signatures, (ii) the authenticity of documents submitted to us as originals and (iii) the authenticity and conformity to original documents of documents submitted to us as copies of original documents.

Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that (i) the shares of Common Stock offered by the selling security holders when sold will be legally issued, fully paid and non-assessable, and (ii) that the shares of Common Stock offered by the Company in connection with anticipated business combination transactions and reserved for issuance under the Company’s Stock Option and Bonus Plan when issued for the consideration and in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

Board of Directors
VCG Holding Corp.
September 5, 2002

The opinion set forth in this letter is limited by, subject to and based on the following:

1.	We are admitted to practice before the Bar of the State of Colorado and are not admitted to practice in any other jurisdiction.

2.	The foregoing opinion is limited in all respects to the laws of the State of Colorado and applicable federal securities laws of the United States.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent and may not be relied upon by any person or entity other than the Company and its successors and assigns. This opinion is based upon our knowledge of the law and facts as of this date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

Very truly yours,

/s/ Gorsuch Kirgis LLP